Exhibit 99

Stem Announces Fourth Quarter and Full Year 2021 Financial Results
Company on track to execute on bookings in excess of $1 billion over 18 months
Strong bookings and expansion of Athena® platform drive momentum into 2022
Initiate full-year 2022 revenue guidance of $350-$425 million

Fourth Quarter and Full-Year 2021 Financial and Operating Highlights
Financial Highlights – Fourth Quarter 2021
•Record revenues of $52.8 million, up from $18.6 million (+184%) in Q4 2020
•GAAP Gross Margin of (3)% versus 5% in Q4 2020
•Non-GAAP Gross Margin of 6% versus 13% in Q4 2020
•Net Loss of $(34.1) million versus Net Loss of $(100.9) million in Q4 2020
•Adjusted EBITDA of $(12.4) million versus $(5.1) million in Q4 2020
•Ended the fourth quarter with $921 million in cash, cash equivalents and short-term investments
Financial Highlights – Full Year 2021
•Record revenues of $127.4 million, up from $36.3 million (+251%) in 2020
•GAAP Gross Margin of 1% versus (11)% in 2020
•Non-GAAP Gross Margin of 11% versus 10% in 2020
•Net Loss of $(101.2) million versus Net Loss of $(156.1) million in 2020
•Adjusted EBITDA of $(30.3) million versus $(25.4) million in 2020
Operating Highlights – Fourth Quarter 2021
•Record bookings of $216.9 million, up from $43.4 million (+400%) in Q4 2020
•Record contracted backlog of $449 million, up from $312 million (+44%) at the end of Q3 2021
•Record contracted assets under management (AUM) of 1.6 gigawatts hours (GWh) at the end of 2021, up from 1.4 GWh (+14%) at the end of Q3 2021
Operating Highlights – Full Year 2021
•Record 12-month pipeline of $4.0 billion at the end of 2021, up from $2.4 billion (+67%) at the end of Q3 2021, and up from $1.6 billion (+150%) in 2020
•Record bookings of $416.5 million, up from $137.7 million (+202%) in 2020
•Record contracted backlog of $449 million, up from $184 million (+144%) in 2020
•Record contracted AUM of 1.6 GWh at the end of 2021, up from 1.0 GWh (+60%) in 2020
SAN FRANCISCO – February 24, 2022 – Stem, Inc. ("Stem" or the "Company") (NYSE: STEM), a global leader in artificial intelligence (AI)-driven energy software and services, announced today its financial results for the three and twelve months ended December 31, 2021. All reported results included in this release do not reflect the acquisition of AlsoEnergy, which closed on February 1, 2022.
John Carrington, Chief Executive Officer of Stem, commented, “We reported another strong quarter with record revenues, backlog, pipeline and AUM, all driven by our market-leading Athena platform. Our contracted backlog grew sequentially by 44% during the quarter, driven by a record $217 million in bookings. For the full-year 2021, revenues grew 251% to $127 million, and bookings grew 202% to $417 million, bolstering our contracted backlog, which grew 144% year-over-year and provides strong momentum into 2022 and beyond.
“As part of our continued focus on our software platforms, Athena and AlsoEnergy’s PowerTrack, we plan to add a sixth key metric to our reporting stack with the addition of contracted annual recurring revenue or “CARR”. The metric will provide visibility to the growth in our software and services base as we continue to build existing markets and enter new ones. We believe CARR, estimated to be between $60M - $80M for 2022, when combined with our historically low churn, will provide a long-term view to our anticipated growth in services revenue.
“As previously announced, we completed the AlsoEnergy transaction earlier this month. The transaction is transformational, as it combines two of the leading renewable energy software platforms to provide best in class services to the fast-growing renewable energy industry. With our common mission critical software offerings, we provide high value solutions which enhances revenues and manage costs for renewable energy projects across the globe.
“Supply chain, permitting and interconnection delays negatively impacted our fourth quarter revenues, but demand remains robust, and we expect these issues to resolve over time. We are pleased to introduce our 2022 revenue guidance range, inclusive of AlsoEnergy, which at the midpoint implies we will more than triple our revenues again this year. In addition, we are on track to execute on bookings in excess of $1 billion between July 2021 and December 2022. Our differentiated software offering, customer-focused employees, and strong balance sheet provide visibility into our anticipated multi-year growth in recurring software revenues.”
Financial Results and Key Metrics
(in $ millions unless otherwise noted):

	Three Months Ended December 31,		Year Ended December 31,
	2021	2020	2021	2020
	(in millions)		(in millions)
Financial Results
Revenue	$52.8	$18.6	$127.4	$36.3
GAAP Gross Margin	$(1.6)	$0.9	$1.2	$(3.9)
GAAP Gross Margin %	(3)%	5%	1%	(11)%
Non-GAAP Gross Margin*	$3.3	$2.5	$14.0	$3.5
Non-GAAP Gross Margin %*	6%	13%	11%	10%
Net Loss	$(34.1)	$(100.9)	$(101.2)	$(156.1)
Adjusted EBITDA*	$(12.4)	$(5.1)	$(30.3)	$(25.4)

Key Operating Metrics
12-Month Pipeline (in billions)**	$4.0	$1.6	$4.0	$1.6
Bookings	216.9	43.4	416.5	137.7
Contracted Backlog**	$449.0	$184.0	$449.0	$184.0
Contracted AUM (in GWh)**	1.6	1.0	1.6	1.0
* at period end
** not available
(1) As described below.
(2) As described below.
(3) Total value of bookings in dollars, as reflected on a specific date. Backlog increases as new contracts are executed (bookings) and decreases as integrated storage systems are delivered and recognized as revenue.

(4) Total GWh of systems in operation or under contract.
Fourth Quarter and Full-Year 2021 Financial and Operating Results
Financial Results
Fourth quarter 2021 revenue increased 184% to a record $52.8 million, versus $18.6 million in the fourth quarter of 2020. Full-year 2021 revenue increased 251% to a record $127.4 million versus $36.3 million in full-year 2020. Higher hardware revenue from Front of the Meter (“FTM”) and Behind the Meter (“BTM”) partnership agreements drove most of the increase for the quarter and the year, in addition to higher services revenue driven by increased adoption of the Athena platform.

Fourth quarter 2021 GAAP Gross Margin was $(1.6) million, or (3)%, versus $0.9 million, or 5% in the fourth quarter of 2020, and $3.1 million, or 8%, in the third quarter of 2021. Full-year 2021 GAAP Gross Margin was $1.2 million, or 1%, versus full-year 2020 GAAP Gross Margin of $(3.9) million, or (11)%. The year-over-year decrease in GAAP Gross Margin for the fourth quarter resulted primarily from a higher level of non-cash impairments. The year-over-year increase in GAAP Gross Margin for the full year resulted from additional high margin services revenues.
Fourth quarter 2021 Non-GAAP Gross Margin was $3.3 million, or 6% versus $2.5 million, or 13% in the fourth quarter of 2020, and $5.8 million, or 15%, in the third quarter of 2021. Full-year 2021 Non-GAAP Gross Margin was $14.0 million, or 11%, versus full-year 2020 Non-GAAP Gross Margin of $3.5 million, or 10%.
The year-over-year increase in Non-GAAP Gross Margin for the fourth quarter and full year resulted from higher revenues. In percentage terms for the fourth quarter, the year-over-year decrease in Non-GAAP Gross Margins resulted from a higher mix of hardware deliveries. In percentage terms for the full year, the year-over-year increase resulted from higher services revenue.
Fourth quarter 2021 Net Loss was $(34.1) million versus fourth quarter 2020 Net Loss of $(100.9) million. Full-year 2021 Net Loss was $(101.2) million versus full-year 2020 Net Loss of $(156.1) million. For the quarter and the year, the differences were primarily driven by non-cash revaluation of warrants, tied to changes in the value of the underlying common stock.
Fourth quarter 2021 Adjusted EBITDA was $(12.4) million compared to $(5.1) million in the fourth quarter of 2020. Full-year 2021 Adjusted EBITDA was $(30.3) million compared to $(25.4) million in full-year 2020. The lower Adjusted EBITDA results were primarily driven by higher operating expenses due to increased personnel costs reflecting continued investment in our growth initiatives and costs associated with public reporting requirements.
The Company ended the fourth quarter 2021 with $921 million in cash, consisting of $748 million in cash and cash equivalents and $173 million in short-term investments. The sequential increase from $576 million in cash at the end of third quarter 2021 was primarily the result of the issuance of $460 million of our 0.50% Green Convertible Senior Notes due 2028, net of discounts, fees and the purchase of capped call options.
Operating Results
The Company’s 12-month forward pipeline was $4.0 billion at the end of the fourth quarter compared to $2.4 billion at the end of the third quarter, representing 67% sequential growth. The increase in the 12-month pipeline is a result of increased FTM project opportunities, including significant expansions into new markets, continued growth in Stem’s partner channel, and the seasonal nature of the pipeline.
Contracted Backlog was $449 million as of December 31, 2021 compared to $312 million as of September 30, 2021, representing a 44% sequential increase. The increase in Contracted Backlog resulted from record bookings in the quarter of $217 million, partially offset by revenue recognition, contract cancellations and amendments during the quarter. For the fourth quarter 2021, bookings grew 400% year-over-year from $43 million in fourth quarter 2020. Full year 2021 bookings of $416.5 million were more than three times higher than full-year 2020 bookings of $137.7 million.
Contracted AUM increased 60% year-over-year and 14% sequentially to 1.6 GWh, driven by new contracts.
The following table provides a summary of backlog at the end of the fourth quarter, compared to third quarter backlog ($ millions):

Period ending 3Q21	$312
Add: Bookings	217
Less: Hardware Revenue	(47)
Cancellations	(24)
Amendments/other	(9)
Period ending 4Q21	$449

The Company expects to continue to diversify its supply chain, adopt alternative technologies, and deploy its balance sheet to meet the expected significant growth in customer demand. COVID-19 and general macroeconomic conditions continue to impact the supply chain and project timelines, and the Company has been affected by inflation in the costs of equipment. The Company is actively working to mitigate these impacts on its financial results.
Business Highlights
On February 24, 2022, the Company announced that it had been exclusively selected to provide storage solutions to Available Power, a developer of distributed energy resources. The strategic partnership will develop up to 100 FTM sites in Texas with potential to provide one gigawatt (GW), or two GWh, of energy storage systems and Athena software. The portfolio will be completed in phases, with deployment of the first 20 systems by early 2023.
On February 1, 2022, the Company completed its previously-announced acquisition of AlsoEnergy Holdings, Inc. (“AlsoEnergy”) for $695 million in a combination of cash and Stem common stock. AlsoEnergy is a global leader in solar asset management software, with 33 gigawatts (GW) of assets under management in more than 50 countries. In the fiscal year ended December 31, 2020, AlsoEnergy generated approximately $49 million in revenue and realized 60% gross margin across its software, grid edge monitoring, controls, and services businesses. AlsoEnergy will continue to operate under its own brand and provide the same services to its customers.
On January 5, 2022, the Company announced that it had entered into a co-marketing agreement with ENGIE North America to develop an offering to enable eMobility solutions. The offering will combine Stem’s Athena software and storage hardware with ENGIE’s charging, energy management, and onsite generation solutions.
On November 22, 2021, the Company sold $460 million aggregate principal amount of its 0.50% Green Convertible Senior Notes due 2028 (the “Notes”) in a private placement. In connection with the sale of the Notes, Stem entered into capped call transactions to reduce potential dilution to Stem’s common stock upon any conversion of the Notes, with a cap price of $49.66 per share.
Stem’s net proceeds from this offering were approximately $445.7 million. Stem used approximately $67 million of the net proceeds to pay the cost of the capped call transactions.
Outlook
The Company is introducing full-year 2022 financial guidance as follows (in $ millions unless otherwise noted):

Revenue	$350 - $425

Non-GAAP Gross Margin (%)	15% - 20%

Adjusted EBITDA	$(60) - $(20)

Bookings	$650 - $750

CARR (yearend)	$60 - $80
The Company is introducing 2022 seasonality guidance indicating quarterly projected performance against the annual targets as follows:

Metric	Q1	Q2	Q3	Q4
Revenue	7.5%	15.0%	22.5%	55.0%
Bookings	20%	20%	25%	35%
Stem’s 2022 guidance includes the operations of AlsoEnergy effective February 1, 2022.
Use of Non-GAAP Financial Measures
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (“GAAP”), this fourth-quarter and full-year 2021 earnings release contains the following non-GAAP financial measures: non-GAAP gross margin and Adjusted EBITDA. The foregoing non-GAAP financial measures should be considered in addition to, not as a substitute for, or superior to, other measures of financial performance prepared in accordance with GAAP. For reconciliation of non-GAAP gross margin and Adjusted EBITDA to their comparable GAAP measures, see the section below entitled “Reconciliations of non-GAAP Financial Measures.”
We use these non-GAAP financial measures for financial and operational decision making and to evaluate our operating performance and prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. Our management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance and liquidity by excluding certain expenses and expenditures that may not be indicative of our operating performance, such as stock-based compensation and other non-cash charges, as well as discrete cash charges that are infrequent in nature. We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance and liquidity as well as comparisons to our competitors’ operating results, to the extent that competitors define these metrics in the same manner that we do. We believe these non-GAAP financial measures are useful to investors both because they (1) allow for greater transparency with respect to key metrics used by management in its financial and operational decision making and (2) are used by our institutional investors and the analyst community to help them analyze the health of our business.
We define Adjusted EBITDA as net loss before depreciation and amortization, including amortization of internally developed software, net interest expense, further adjusted to exclude stock-based compensation and other income and expense items, including the change in fair value of warrants and embedded derivatives, loss on extinguishment of debt, and income taxes.
We define non-GAAP gross margin as gross margin excluding amortization of capitalized software, impairments related to decommissioning of end-of-life systems, and adjustments to reclassify data communication and cloud production expenses to operating expenses. See the definitions of non-GAAP metrics at the end of the press release.
About Stem, Inc.
Stem (NYSE: STEM) provides solutions that address the challenges of today’s dynamic energy market. By combining advanced energy storage solutions with Athena®, a world-class AI-powered analytics platform, Stem enables customers and partners to optimize energy use by automatically switching between battery power, onsite generation, and grid power. Stem’s solutions help enterprise customers benefit from a clean, adaptive energy infrastructure and achieve a wide variety of goals, including expense reduction, resilience, sustainability, environmental and corporate responsibility, and innovation. Stem also offers full support for solar partners interested in adding storage to standalone, community or commercial solar projects – both behind and in front of the meter. With the acquisition of AlsoEnergy, Stem is a leader in the solar asset management space, bringing project developers, asset owners and commercial customers an integrated solution for solar and energy storage management and optimization. For more information, visit www.stem.com.
Notes
Stem will hold a conference call to discuss this earnings press release and business outlook on Thursday, February 24, 2022 beginning at 5:00 p.m. Eastern Time. The conference call and accompanying slides may be accessed via a live webcast on a listen-only basis on the Events & Presentations page of the Investor Relations section of the Company’s website at https://investors.stem.com/events-and-presentations. The call can also be accessed live over the telephone by dialing (855) 327-6837, or for international callers, (631) 891-4304 and referencing Stem. A replay of the conference call will be available shortly after the call and can be accessed by dialing (844) 512-2921 or for international callers by dialing (412) 317-6671. The passcode for the replay is 10018011. An archive of the webcast will be available on the Company’s website at https://investors.stem.com/overview for 12 months after the call.
Forward-Looking Statements
This fourth-quarter and full-year 2021 earnings press release, as well as other statements we make, contain “forward-looking statements” within the meaning of the federal securities laws, which include any statements that are not historical facts. Such statements often contain words such as “expect,” “may,” “can,” “believe,” “predict,” “plan,” “potential,” “projected,” “projections,” “forecast,” “estimate,” “intend,” “anticipate,” “ambition,” “goal,” “target,” “think,” “should,” “could,” “would,” “will,” “hope,” “see,” “likely,” and other similar words. Forward-looking statements address matters that are, to varying degrees, uncertain, such as statements about our financial and performance targets and other forecasts or expectations regarding, or dependent on, our business outlook; the expected synergies of the combined Stem/AlsoEnergy company; our ability to successfully integrate the combined companies; our joint ventures, partnerships and other alliances; reduction of greenhouse gas (“GHG”) emissions; the integration and optimization of energy resources; our business strategies and those of our customers; the global commitment to decarbonization; our ability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our ability to manage our supply chains and distribution channels and the effects of natural disasters and other events beyond our control, such as the COVID-19 pandemic and variants thereof; our ability to meet contracted customer demand; and future results of operations, including revenue and Adjusted EBITDA. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements, including but not limited to changing global economic conditions; our inability to achieve our financial and performance targets and other forecasts and expectations; our inability to help reduce GHG emissions; the results of operations and financial condition of our customers and suppliers; our inability to integrate and optimize energy resources; pricing pressure; inflation; weather and seasonal factors; unfavorable effects of health pandemics; challenges, disruptions and costs of integrating the combined companies and achieving anticipated synergies, or such synergies taking longer to realize than expected; risks that the integration disrupts current plans and operations that may harm the combined company’s business; uncertainty as to the effects of the transaction on the combined company’s financial performance; uncertainty as to the effects of the transaction on the long-term value of Stem’s common stock; the business, economic and political conditions in the markets in which Stem and AlsoEnergy operate; the effect of the COVID-19 pandemic on the workforce, operations, financial results and cash flows of the combined company; the combined company’s ability to continue to grow and to manage its growth effectively; the combined company’s ability to attract and retain qualified employees and key personnel; the combined company’s ability to comply with, and the effect on their businesses of, evolving legal standards and regulations, particularly concerning data protection and consumer privacy and evolving labor standards; our ability to grow and manage growth profitably; risks relating to the development and performance of our energy storage systems and software-enabled services; the risk that the global commitment to decarbonization may not materialize as we predict, or even if it does, that we might not be able to benefit therefrom; our inability to retain or upgrade current customers, further penetrate existing markets or expand into new markets; our inability to secure sufficient inventory from our suppliers to meet customer demand, and provide us with contracted quantities of equipment; supply chain interruptions and manufacturing or delivery delays; disruptions in sales, production, service or other business activities; the risk that our business, financial condition and results of operations may be adversely affected by other political, economic, business and competitive factors; and other risks and uncertainties set forth in this press release, the section entitled “Risk Factors” in the registration statement on Form S-1 filed with the SEC on July 19, 2021, and our most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC. If one or more of these or other risks or uncertainties materialize (or the consequences of any such development changes), or should our underlying assumptions prove incorrect, actual outcomes may vary materially from those reflected in our forward-looking statements. Forward-looking and other statements in this press release regarding our environmental, social, and other sustainability plans and goals are not an indication that these statements are necessarily material to investors or required to be disclosed in our SEC filings. In addition, historical, current and forward-looking environmental, social, and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future. Statements in this press release are made as of the date of this release, and Stem disclaims any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.
Stem Investor Contacts
Ted Durbin, Stem
Marc Silverberg, ICR
IR@stem.com
(847) 905-4400
Stem Media Contacts
Cory Ziskind, ICR
stemPR@icrinc.com
Source: Stem, Inc.

STEM, INC.
CONSOLIDATED BALANCE SHEETS
(UNAUDITED) (in thousands, except share and per share amounts)

	December 31, 2021	December 31, 2020
ASSETS
Current assets:
Cash and cash equivalents	$747,780	$6,942
Short-term investments	173,008	—
Accounts receivable, net	61,701	13,572
Inventory, net	22,720	20,843
Other current assets (includes $213 and $123 due from related parties as of December 31, 2021 and December 31, 2020, respectively)	18,641	7,920
Total current assets	1,023,850	49,277
Energy storage systems, net	106,114	123,703
Contract origination costs, net	8,630	10,404
Goodwill	1,741	1,739
Intangible assets, net	13,966	12,087
Operating leases right-of-use assets	12,998	358
Other noncurrent assets	24,531	8,282
Total assets	$1,191,830	$205,850
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$28,273	$13,749
Accrued liabilities	25,993	16,072
Accrued payroll	7,453	5,976
Notes payable, current portion	—	33,683
Convertible promissory notes (includes $0 and $45,271 due to related parties as of December 31, 2021 and December 31, 2020, respectively)	—	67,590
Financing obligation, current portion	15,277	14,914
Deferred revenue, current portion	9,158	36,942
Other current liabilities (includes $306 and $399 due to related parties as of December 31, 2021 and December 31, 2020, respectively)	1,813	1,589
Total current liabilities	87,967	190,515
Deferred revenue, noncurrent	28,285	15,468
Asset retirement obligation	4,135	4,137
Notes payable, noncurrent	1,687	4,612
Convertible notes, noncurrent	316,542	—
Financing obligation, noncurrent	73,204	73,128
Warrant liabilities	—	95,342
Lease liability, noncurrent	12,183	57
Total liabilities	524,003	383,259
Commitments and contingencies (Note 19)
Stockholders’ equity (deficit):
Preferred stock, $0.0001 par value; 1,000,000 shares authorized as of December 31, 2021 and December 31, 2020, respectively; 0 shares issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	—	—
Common stock, $0.0001 par value; 500,000,000 shares authorized as of December 31, 2021 and December 31, 2020; 144,671,624 and 40,202,785 issued and outstanding as of December 31, 2021 and December 31, 2020, respectively	14	4
Additional paid-in capital	1,176,845	230,620
Accumulated other comprehensive income (loss)	20	(192)
Accumulated deficit	(509,052)	(407,841)
Total stockholders’ equity (deficit)	667,827	(177,409)
Total liabilities and stockholders’ equity (deficit)	$1,191,830	$205,850

CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED) (in thousands, except share and per share amounts)

	Years Ended December 31,
	2021	2020	2019
Revenue
Service revenue	$20,463	$15,645	$13,482
Hardware revenue	106,908	20,662	4,070
Total revenue	127,371	36,307	17,552
Cost of revenue
Cost of service revenue	28,177	21,187	16,958
Cost of hardware revenue	97,947	19,032	3,854
Total cost of revenue	126,124	40,219	20,812
Gross margin	1,247	(3,912)	(3,260)
Operating expenses
Sales and marketing	19,950	14,829	17,462
Research and development	22,723	15,941	14,703
General and administrative	41,648	14,705	12,425
Total operating expenses	84,321	45,475	44,590
Loss from operations	(83,074)	(49,387)	(47,850)
Other income (expense), net
Interest expense	(17,395)	(20,806)	(12,548)
Loss on extinguishment of debt	(5,064)	—	—
Change in fair value of warrants and embedded derivative	3,424	(84,455)	1,493
Other expenses, net	898	(1,471)	(503)
Total other income (expense)	(18,137)	(106,732)	(11,558)
Loss before income taxes	(101,211)	(156,119)	(59,408)
Income tax expense	—	(5)	(6)
Net loss	$(101,211)	$(156,124)	$(59,414)

Net loss per share attributable to common shareholders, basic and diluted	$(0.96)	$(4.13)	$(1.51)

Weighted-average shares used in computing net loss per share, basic and diluted	105,561,139	40,064,087	42,811,383

STEM, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(UNAUDITED) (in thousands)

	Year Ended December 31,
	2021	2020	2019
OPERATING ACTIVITIES
Net loss	$(101,211)	$(156,124)	$(59,414)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	24,473	17,736	13,889
Non-cash interest expense, including interest expenses associated with debt issuance costs	9,648	10,044	4,759
Stock-based compensation	13,546	4,542	1,531
Change in fair value of warrant liability and embedded derivative	(3,424)	84,455	(1,493)
Noncash lease expense	896	589	906
Accretion expense	229	217	303
Impairment of energy storage systems	4,320	1,395	295
Issuance of warrants for services	9,183	—	—
Net (accretion of discount) amortization of premium on investments	664	—	—
Other	(50)	(129)	(76)
Changes in operating assets and liabilities:
Accounts receivable	(48,125)	(6,988)	(5,112)
Inventory	(1,877)	(17,263)	(1,553)
Other assets	(24,783)	(5,329)	(1,860)
Right-of-use assets	(199)	—	—
Contract origination costs, net	(2,622)	(2,552)	(1,302)
Accounts payable and accrued expenses	33,462	5,684	10,562
Deferred revenue	(14,967)	31,682	9,007
Lease liabilities	(303)	(646)	(230)
Other liabilities	(126)	(984)	110
Net cash used in operating activities	(101,266)	(33,671)	(29,678)
INVESTING ACTIVITIES
Purchase of available-for-sale investments	(189,858)	—	—
Sale of available-for-sale investments	16,011	—	—
Purchase of energy storage systems	(3,604)	(6,196)	(40,995)
Capital expenditures on internally-developed software	(5,970)	(5,828)	(5,356)
Purchase of equity method investment	(1,212)	—	—
Purchase of property and equipment	(600)	(12)	(7)
Net cash used in investing activities	(185,233)	(12,036)	(46,358)
FINANCING ACTIVITIES
Proceeds from exercise of stock options and warrants	148,532	422	36
Payments for taxes related to net share settlement of stock options	(12,622)	—	—
Net contributions from Merger and PIPE financing, net of transaction costs of $58,061	550,322	—	—
Proceeds from financing obligations	7,839	16,222	32,310
Repayment of financing obligations	(9,587)	(10,689)	(7,309)
Proceeds from issuance of convertible notes, net of issuance costs of $14,299, $240 and $2,308 for the years ended December 31, 2021, 2020 and 2019, respectively	446,827	33,081	63,250
Purchase of capped call options	(66,700)	—	—
Proceeds from issuance of notes payable, net of issuance costs of $0, $1,502 and $0 for the years December 31, 2021, 2020 and 2019, respectively	3,930	23,498	4,710
Repayment of notes payable	(41,446)	(22,240)	(25,796)
Net cash provided by financing activities	1,027,095	40,294	67,201
Effect of exchange rate changes on cash and cash equivalents	242	(534)	(170)
Net increase (decrease) in cash and cash equivalents	740,838	(5,947)	(9,005)
Cash and cash equivalents, beginning of period	6,942	12,889	21,894
Cash and cash equivalents, end of period	$747,780	$6,942	$12,889

STEM, INC.
RECONCILIATIONS OF NON-GAAP FINANCIAL MEASURES
(UNAUDITED)

The following table provides a reconciliation of Adjusted EBITDA to net loss (in thousands):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
	(in thousands)		(in thousands)
Net loss	$(34,054)	$(100,887)	$(101,211)	$(156,124)
Adjusted to exclude the following:
Depreciation and amortization	11,525	4,335	29,098	20,871
Interest expense	4,560	6,980	17,395	20,806
Loss on extinguishment of debt	—	—	5,064	—
Stock-based compensation	5,564	3,115	13,546	4,542
Issuance of warrants for services	—	—	9,183	—
Change in fair value of warrants and embedded derivative	—	81,450	(3,424)	84,455
Provision for income taxes	—	(137)	—	5
Adjusted EBITDA	$(12,405)	$(5,144)	$(30,349)	$(25,445)

Adjusted EBITDA as used in connection with the Company's 2022 guidance is a non-GAAP financial measure that excludes or has otherwise been adjusted for items impacting comparability. The Company is unable to provide a forward-looking reconciliation of Adjusted EBITDA to net loss, its most directly comparable forward-looking GAAP financial measure, without unreasonable efforts, because the Company is currently unable to predict with a reasonable degree of certainty its change in stock-based compensation expense and other items that may affect net loss. The unavailable information could have a significant effect on the Company’s full year 2022 GAAP financial results.
Adjusted EBITDA for the full years 2021 and 2020 now reflect adjustments to depreciation and amortization of approximately $2.0 and $3.1 million, respectively, for expenses related to impairments, decommissioning and forfeited incentives that were not previously reflected.
The following table provides a reconciliation of non-GAAP gross margin to GAAP gross margin ($ in millions, except for percentages):

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2021	2020	2021	2020
Revenue	$52.8	$18.6	$127.4	$36.3
Cost of revenue	(54.4)	(17.7)	(126.1)	(40.2)
Gross Margin (GAAP)	(1.6)	0.9	1.2	(3.9)
Gross Margin (GAAP) (%)	(3)%	5%	1%	(11)%

Adjustments to Gross Margin:
Amortization of Capitalized Software	1.5	1.2	5.3	4.0
Impairments of Storage Systems	2.7	0.4	4.6	3.1
Other Adjustments	0.7	—	2.8	0.3
Non-GAAP Gross Margin	3.3	2.5	$14.0	$3.5
Non-GAAP Gross Margin (%)	6%	13%	11%	10%
(1) Consists of certain operating expenses including communication and cloud service expenditures reclassified to cost of revenue.

Key Definitions

Item	Definition
12-Month Pipeline
Total value (excluding market participation revenue) of uncontracted, potential hardware and software revenue from opportunities that are currently being pursued by Stem direct salesforce and channel partners with developers and independent power producers seeking energy optimization services and transfer of energy storage systems, and which have a reasonable likelihood of contract execution within 12 months of the end of the relevant period. Pipeline is based on project timelines published by such developers and independent power producers. We cannot guarantee that our pipeline will result in meaningful revenue or profitability.

Bookings
Total value of executed customer agreements, as of the end of the relevant period (e.g. quarterly booking or annual booking)
•Customer contracts are typically executed 6-18 months ahead of installation
•The Booking amount typically includes:
1.Hardware revenue, which is typically recognized at delivery of system to customer,
2.Software revenue, which represents total nominal software contract value recognized ratably over the contract period,
•Market participation revenue is excluded from booking value

Contracted Backlog
Total value of bookings in dollars, as of a specific date
•Backlog increases as new contracts are executed (bookings)
•Backlog decreases as integrated storage systems are delivered and recognized as revenue

Contracted AUM	Total GWh of systems in operation or under contract
Contracted Annual Recurring Revenue (CARR)	Annual run rate for all executed software services contracts including contracts signed in the period for systems that are not yet commissioned or operating